Exhibit 4.3

Execution Version

REGISTRATION RIGHTS AGREEMENT

Schedule A - Schedule of Investors

i

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made as of the 12th day of December 2018, by and among Africa Internet Holding GmbH, a German limited liability company, having its registered office at Charlottenstraße 4, 10969 Berlin, Germany, registered with the commercial register of the local court of Charlottenburg under HRB 142937 B (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor” and, the Investors together with the Company, the “Parties” and each, a “Party.”

RECITALS

WHEREAS, the Investors possess subscription rights, preferential rights, information rights, drag along rights, tag along rights, and other rights pursuant to that certain Shareholders’ Agreement dated as of June 7, 2016, by and among the Company, such Investors and other then existing shareholders of the Company (the “SHA”); and

WHEREAS, it is anticipated that the SHA will be modified in connection with the Company’s conversion into a German stock corporation, potentially limiting the aforementioned Investor rights; and

WHEREAS, the Company is currently contemplating an underwritten initial public offering of its Ordinary Shares (as defined below) in the United States (the “IPO” as defined below); and

WHEREAS, the Company desires to grant registration rights to the Investors on the terms and conditions set out in this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties hereto agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) neither MTN nor any Person controlled by MTN shall be deemed to be an “Affiliate” of Rocket or of any Affiliate of Rocket and (ii) neither MTN nor any Affiliate thereof shall be deemed to be an Affiliate of any other Investor or any Affiliate thereof by virtue of its Ordinary Shares.

1.2 “American Depositary Shares,” or “ADSs” means those certain American Depositary Shares issued pursuant to a deposit agreement by and among the Company, the depositary, and the owners and holders of American Depositary Shares issued thereunder, as such agreement may from time to time be amended, each initially representing the right to receive Ordinary Share(s) deposited under the deposit agreement.

1.3 “Business Day” means any day that is not a Saturday, Sunday or U.S. federal holiday or a day on which banking institutions are authorized or required to be closed in Berlin or Johannesburg.

1.4 “Damages” means any loss, damage, judgment, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, judgment, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement of the Company, including any preliminary prospectus or final prospectus contained therein, any amendments or supplements thereto or any document incorporated therein by reference; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.5 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary of the Company pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to a business combination of the type described under SEC Rule 145; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered.

1.7 “Foreign Private Issuer” means a “foreign private issuer” within the meaning of Rule 405 of the Securities Act.

1.8 “Form F-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC for use by a Foreign Private Issuer or, if the Company is no longer a Foreign Private Issuer, a Form S-1 under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC for use by domestic issuers.

1.9 “Form F-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC for use by a Foreign Private Issuer that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC or, if the Company is no longer a Foreign Private Issuer, a Form S-3 under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC for use by domestic issuers that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.10 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.11 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.12 “Investor(s)” means each of the shareholders listed in Schedule A, individually, or any group of these Investors, collectively.

1.13 “Initiating Holder(s)” means each of Mobile Telephone Networks Holdings Ltd (“MTN”) and Rocket Internet SE (“Rocket”) individually, or the two jointly, who properly initiates a registration request under this Agreement.

1.14 “IPO” means the underwritten initial public offering of the Company’s Ordinary Shares pursuant to an effective Registration Statement under the Securities Act.

1.15 “Management Board” means the management board of the Company.

1.16 “Ordinary Shares” means the ordinary shares of the Company, nominal value €1.00 per share.

1.17 “Permitted Assignee” means a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 100 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations).

1.18 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity or group.

1.19 “Registrable Securities” means all Ordinary Shares of Africa Internet Holding GmbH following its conversion into a German stock corporation (the “Company”) held by the Investors and any ordinary shares issued or issuable upon conversion and/or exercise of any other securities of the Company held by the Investors, in each case immediately prior to the effective date of the Registration Statement for the IPO and any shares/ADSs acquired in or following the IPO, excluding in all cases, however, (i) any shares/ADSs sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 3.1, and (ii) for purposes of Section 2, any shares/ADSs for which registration rights have terminated pursuant to Subsection 2.11 of this Agreement.

1.20 “Registrable Securities then outstanding” means the number of shares determined by adding the number of outstanding Ordinary Shares that are Registrable Securities and the number of Ordinary Shares issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.21 “registration” means a registration with the SEC of the offer and sale to the public of Ordinary Shares under a Registration Statement. The terms “registered,” “registered” and “registering” shall have correlative meaning.

1.22 “Registration Statement” means any Registration Statement of the Company on Form F-1 or F-3 filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such Registration Statement, including any post-effective amendments, and all exhibits and all material incorporated by reference in such Registration Statement.

1.23 “SEC” means the U.S. Securities and Exchange Commission.

1.24 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.25 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.26 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.27 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder.

1.28 “Underwritten Offering” means a sale of Registrable Securities to an underwriter or underwriters for reoffering to the public.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form F-1 Demand. If at any time after the earlier of (i) one hundred eighty (180) days following the effective date of the Registration Statement for the IPO and (ii) such date, if any, on which the underwriters for the IPO, pursuant to the lock-up agreements between the Investors and the underwriters for the IPO, consent to the making of a demand for, or the exercise of any right with respect to, the registration of any Registrable Securities, the Company receives a request from MTN and/or Rocket that the Company file a Form F-1 Registration Statement with respect to such number of Registrable Securities that would result in anticipated aggregate offering proceeds, net of Selling Expenses, of at least $20 million, then the Company shall (x) within five (5) Business Days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holder(s); and (y) as soon as practicable, and in any event within thirty (30) days after the date such request is given by the Initiating Holder(s), file a

Form F-1 Registration Statement under the Securities Act covering all Registrable Securities that the Initiating Holder(s) requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within five (5) Business Days of the date the Demand Notice is given, and in each case, subject to Subsection 2.1(c), Subsection 2.1(d) and Subsection 2.3.

(b) Form F-3 Demand. If at any time when it is eligible to use a Form F-3 Registration Statement, the Company receives a request from MTN and/or Rocket that the Company file a Form F-3 Registration Statement with respect to outstanding Registrable Securities of such Holders having anticipated aggregate offering proceeds, net of Selling Expenses, of at least $20 million, then the Company shall (i) within five (5) Business Days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holder(s); and (ii) as soon as practicable, and in any event within thirty (30) days after the request is given, file a Form F-3 Registration Statement under the Securities Act covering all Registrable Securities that the Initiating Holder(s) requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within five (5) Business Days of the date the Demand Notice is given, and in each case, subject to Subsection 2.1(c), Subsection 2.1(d) and Subsection 2.3. There will be no limit on the aggregate number of such Form F-3 registrations, provided that there is no more than one per year.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting the filing of a Registration Statement pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Management Board it would be materially detrimental to the Company and its stockholders for such Registration Statement to either become effective or remain effective for as long as such Registration Statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, until the earlier of (x) the date that is seventy-five (75) days after the request of the Initiating Holder(s) is given, (y) the filing of a Form 6-K with respect to such information referred to in clause (ii) and (z) the cessation of consideration of such transaction referred to in clause (i); provided, however, that the Company may not invoke this right more than two times in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such seventy-five (75) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the expected date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to file such Registration Statement on the expected date of filing referred to above; (ii) after the

Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders request the registration of Registrable Securities that may be immediately registered on Form F-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b): (i) during the period that is forty-five (45) days before the Company’s good faith estimate of the expected date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to file such Registration Statement on the expected date of filing referred to above; or (ii) if the Company has effected one registration pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Agreement until such time as the applicable Registration Statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration (other than as a result of a material adverse change to the Company), in which case such withdrawn Registration Statement shall be counted as “effected” for purposes of this Subsection 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then such withdrawal at the request of the Initiating Holders will not be counted as “effected” for purposes of this Agreement.

(e) Any Holder having notified the Company to include any or all of its Registrable Securities in a Registration Statement under the Securities Act, whether pursuant to this Subsection 2.1 or Subsection 2.2, shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving notice to such effect to the Company prior to the effective date of such Registration Statement. In the event of such withdrawal, the Company shall not include such Registrable Securities in the applicable Registration Statement and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, that if such withdrawal shall reduce the number of Registrable Securities sought to be included in any offering below twenty percent (20%) of the total number of Registrable Securities, then the Company shall as promptly as practicable give notice to such effect to each Holder of Registrable Securities sought to be registered and, within ten (10) days following the mailing of such notice, such Holder of Registrable Securities still seeking registration shall have the option to elect to register additional Registrable Securities to increase the total number of Registrable Securities sought to be registered in the offering above twenty percent (20%) of the total number of Registrable Securities or elect that such Registration Statement not be filed or, if theretofore filed, be withdrawn, provided, however, that any such election to withdraw such Registration Statement shall not make the abandoned registration “effected” for purposes of this Agreement with respect to Holders other than Initiating Holder(s). During any such ten (10) day period, the Company shall not file such Registration Statement or, if such Registration Statement has already been filed, the Company shall not seek, and shall use commercially reasonable efforts to prevent, the effectiveness thereof.

(f) Notwithstanding anything to the contrary herein, unless the Company has previously caused the Ordinary Shares to be listed on a national securities exchange or trading system (it being acknowledged that the Company shall have no obligation to so list the Ordinary Shares) and a market exists for the Ordinary Shares not held in the form of ADSs, in any registration pursuant to Subsection 2.1(a), any Registrable Securities sold pursuant thereto shall be in the form of ADSs.

2.2 Company Registration. If the Company proposes to register any of its Ordinary Shares under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration or the IPO), the Company shall, at such time, promptly give notice of such proposed registration to each Investor and each Investor shall be entitled to “piggyback” on such registration. Upon the request of each Investor given within ten (10) Business Days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3 below, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration, provided that unless the Company will, in connection with such registration cause, or has previously caused, the Ordinary Shares to be listed on a national securities exchange or trading system (it being acknowledged that the Company shall have no obligation to so list the Ordinary Shares) and a market for the Ordinary Shares not held in the form of ADSs exists or is expected to exist immediately following such registration, any Registrable Securities included in such registration pursuant to this Subsection 2.2 shall be sold pursuant thereto in the form of ADSs. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Investor has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holder(s) intend(s) to distribute the Registrable Securities covered by their request by means of an Underwritten Offering, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably satisfactory to a majority in interest of the Initiating Holder(s). In connection with any Underwritten Offering, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities in the relevant Underwritten Offering shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such Underwritten Offering on terms agreed to among the Company, the underwriter(s) and the Initiating Holder(s). Notwithstanding any other provision of this Subsection 2.3(a), if the underwriter(s) advise(s) the Initiating Holder(s) in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holder(s) shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the Underwritten Offering shall be allocated among such Holders of Registrable Securities, including the Initiating Holder(s), in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless (a) the securities proposed to be sold for the account of shareholders other than the Investors and, (b) to the extent still necessary following exclusion of the securities referred to in clause (a), the securities proposed to be sold for the account of the Company are first entirely excluded from the underwriting. To facilitate the determination of the number of Registrable Securities held by a Holder to be included in such underwriting in accordance with the above provisions, the Company or the underwriters may round the number of shares held by any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of Ordinary Shares/ADSs pursuant to a Company Registration, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine is compatible with the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine will not jeopardize the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities required to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly applicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the determination of the number of Registrable Securities held by a Holder to be included in such underwriting in accordance with the above provisions, the Company or the underwriters may round the number of shares held by any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in any offering involving an underwriting of Ordinary Shares/ADSs pursuant to a Company Registration be reduced below twenty percent (20%) of the total number of securities included in such offering. For purposes of the provisions in this Subsection 2.3 concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such Registration Statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Ordinary Shares (or other securities) of the Company (which request may be disregarded by any such Holder), from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to thirty (30) days, if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement, and the prospectus used in connection with such Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such Registration Statement;

(c) furnish to the selling Holders such number of copies of a prospectus, including a preliminary prospectus and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders, cooperate with each selling Holder and underwriter and their respective counsel in connection with any filings required to be made with FINRA, and cause the securities to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the consummation of the disposition of the Registrable Securities; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) in connection with an Underwritten Offering, have appropriate officers of the Company prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities;

(g) use its commercially reasonable efforts to cause all such Registrable Securities covered by such Registration Statement (or the ADSs representing such Registrable Securities) to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities (or the ADSs representing such Registrable Securities), in each case not later than the effective date of such registration;

(i) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith;

(j) notify each selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the Registration Statement, the prospectus included in such Registration Statement or any document incorporated or deemed to be incorporated therein by reference, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to be stated in order to make the statements therein not misleading, and, at the request of any selling Holder, as promptly as reasonably practicable prepare and furnish to such selling Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated in order to make the statements therein not misleading;

(k) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to, or amendment of, any prospectus forming a part of such Registration Statement has been filed;

(l) after such Registration Statement becomes effective, notify each selling Holder of any request by the SEC or any other U.S. or state-governmental authority that the Company amend or supplement such Registration Statement or prospectus;

(m) notify each selling Holder of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings by any Person for that purpose;

(n) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement; and

(o) take all other customary steps reasonably necessary to effect the registration, offering and sale of the Registrable Securities.

In addition, the Company shall ensure that, at all times after any Registration Statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the members of the Management Board and the members of the Supervisory Board of the Company may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. In accordance with German law requirements, the registration expenses (including, underwriting discounts and commissions) shall be borne by the Company and the selling Holder(s) participating in the registration in proportion to the proceeds received by them; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration).

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a Registration Statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in Section 2(a)(11) of the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the Registration Statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in Section 2(a)(11) of the Securities Act), any other Holder selling securities in such Registration Statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of receipt of notice of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, judgments, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, judgment, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such Registration Statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any Underwritten Offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with an Underwritten Offering , the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company shall:

(a) use commercially reasonable efforts to (i) file in a timely fashion the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (at any time after the Company has become subject to such reporting requirements) and (ii) make publicly available adequate current public information and any other information so long as necessary to permit sales in compliance with SEC Rule 144 and Regulation S under the Securities Act (as such rules may be amended from time to time), at all times after the effective date of the Registration Statement filed by the Company for the IPO; and

(b) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the Registration Statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form F-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) provide to such holder or prospective holder the right to include securities in any registration on other than a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

2.11 Termination of Registration Rights. The right of any Investor to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a) such time after consummation of the IPO as SEC Rule 144 (or any successor provision) promulgated under the Securities Act is available for the sale of all Ordinary Shares held by MTN and Rocket without registration and without restriction as to the number of securities that can be sold during any time period; and

(b) the fifth anniversary of the IPO.

3. Miscellaneous.

3.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a Permitted Assignee; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Permitted Assignee and the Registrable Securities with respect to which such rights are being transferred; and (y) such Permitted Assignee agrees in a customary written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of Registrable Securities held by a Permitted Assignee, the holdings of a Permitted Assignee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees of a single transferring Holder who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2 Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

3.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 3.5. If notice is given to the Company, a copy shall also be sent to Sullivan & Cromwell LLP, Neue Mainzer Straße 52, 60311 Frankfurt am Main, Germany Attn: Krystian Czerniecki.

3.6 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to (a) Registrable Securities without the written consent of the holders of at least a majority of the Registrable Securities then outstanding or (b) any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors, as the case may be, in the same fashion. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 3.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate. AEH New Africa eCommerce I GmbH shall, for the purposes of this Agreement only, be deemed to be an Affiliate of Rocket.

3.9 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.10 Dispute Resolution. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York located in New York County, New York or, if such courts shall not have jurisdiction, any federal court of the United States of America, located in New York County, New York, and any appellate court therefrom, in any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto (a “Proceeding”), and each Party hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in any such court, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such Proceeding in any such court. Each Party agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 3.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

3.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.11.

3.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Africa Internet Holding GmbH

By:
Name:
Title:

AEH New Africa eCommerce I GmbH

By:
Name:
Title:

Mobile Telephone Networks Holdings Ltd

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Rocket Internet SE

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SCHEDULE A

Investors

AEH New Africa eCommerce I GmbH, registered with the commercial register of the local court

(Amtsgericht) in Charlottenburg under number HRB 162781

Address: Charlottenstrasse 4, 10969 Berlin, Germany

Email: ###

Mobile Telephone Networks Holdings Ltd, registered with the Companies and Intellectual

Property Commission (CIPC) under registration number 1993/001411/06

Address: 216, 14th Avenue, Roodepoort Fairlands Johannesburg, South Africa

Email: ### and ###

Rocket Internet SE, registered with the commercial register of the local court (Amtsgericht) in

Charlottenburg under number HRB 165662

Address: Charlottenstrasse 4, 10969 Berlin, Germany

Email: ###